Computations of net income per share for the years ended December 31, 1996, 1995, and 1994 are as follows (in thousands):

                                                       1996         1995          1994
                                                       ----         ----          ----
PRIMARY

Net income (loss)                                 $   86,928     $  67,337    $ (183,581)
Add: Adjustments to net income
  related to convertible debentures, net of tax       (1,083)           --            --
Adjustments to net income related
  to the stated and embedded dividends on the
  Series B preferred stock                            (2,199)           --            --
                                                  ----------     ---------    ----------

  Adjusted net income                             $   83,646     $  67,337    $ (183,581)
                                                  ==========     =========    ==========

Average common shares outstanding                     32,227        29,708        23,138

Dilutive common equivalent shares
  issuable upon the exercise of
  options currently outstanding
  to purchase common shares                            l,064           915            --
Conversion of Debentures                               1,472            --            --
Put option common stock equivalents                      156            --            --
                                                   ---------     ---------    ----------

                                                      34,919        30,623        23,138
                                                   =========     =========    ==========

Net income (loss) per share                        $    2.40     $    2.20    $    (7.93)
                                                   =========     =========    ==========

FULLY DILUTED

Net income (loss)                                  $  86,928     $  67,337    $ (183,581)
Add:  Adjustments to net income
  related to convertible debentures,
  net of tax                                           6,458        15,736         1,241
Adjustments to net income related
  to the stated and embedded dividends on the
  Series B preferred stock                            (2,199)           --            --
                                                   ---------     ---------    ----------

Adjusted net income                                $  91,187    $   83,073    $ (182,340)
                                                   =========    ==========    ==========

Average common shares outstanding                     32,227        29,708        23,138

Dilutive common equivalent shares
  issuable upon the exercise of
  options currently outstanding
  to purchase common shares                            1,071         1,073           680

Conversion of Debentures                               6,684         7,200         2,869
Put option common stock equivalents                      156            --            --
                                                   ---------    ----------    ----------

                                                      40,138        37,981        26,687
                                                   =========    ==========    ==========

Net income (loss) per share                        $    2.27    $     2.19    $    (6.83)
                                                   =========    ==========    ==========